EXHIBIT 12.1

ENTERPRISE PRODUCTS PARTNERS L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	For the Year Ended December 31,
	2004		2003		2002		2001		2000

Consolidated income	$268,261		$104,546		$95,500		$242,178		$220,506
Add: Minority interest	8,128		3,859		2,947		2,472		2,253
Provision for taxes	3,761		5,293		1,634
Less: Equity in (income) loss of unconsolidated affiliates	(52,787)		13,960		(35,253)		(25,358)		(24,119)

Consolidated pre-tax income before minority interest and equity earnings from unconsolidated affiliates	227,363		127,658		64,828		219,292		198,640
Add: Fixed charges	168,463		151,338		111,141		63,172		42,706
Amortization of capitalized interest	974		579		363		217		167
Distributed income of equity investees	68,027		31,882		57,662		45,054		37,267

Subtotal	464,827		311,457		233,994		327,735		278,780
Less: Interest capitalized	(2,766)		(1,595)		(1,083)		(2,946)		(3,277)
Minority interest	(8,128)		(3,859)		(2,947)		(2,472)		(2,253)

Total earnings	$453,933		$306,003		$229,964		$322,317		$273,250

Fixed charges:
Interest expense	$155,740		$140,806		$101,580		$52,456		$33,329
Capitalized interest	2,766		1,595		1,083		2,946		3,277
Interest portion of rental expense	9,957		8,937		8,478		7,770		6,100

Total	$168,463		$151,338		$111,141		$63,172		$42,706

Ratio of earnings to fixed charges	2.69	x	2.02	x	2.07	x	5.10	x	6.40	x

          These computations take into account our consolidated operations and the distributed income from our equity method investees. For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items:

          Add the following, as applicable:

•	consolidated pre-tax income before minority interest and income or loss from equity investees;
•	fixed charges;
•	amortization of capitalized interest;
•	distributed income of equity investees; and
•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

          From the subtotal of the added items, subtract the following, as applicable:

•	interest capitalized;
•	preference security dividend requirements of consolidated subsidiaries; and
•	minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

          The term “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses; and preference dividend requirements of consolidated subsidiaries.